Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amended Registration Statement of our reports dated March 30, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Suffolk Bancorp, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Suffolk Bancorp’s internal control over financial reporting as of December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

November 27, 2012